Exhibit 5.1

August 13, 2026

Board of Directors

Next Technology Holding Inc.

1621 Central Ave

Cheyenne, WY 82001

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Next Technology Holding Inc., f/k/a WeTrade Group Inc. (the “Company”), in connection with its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). On April 16, 2025, the Board of Directors of the Company (the “Board”) approved the Next Technology Holding Inc. 2025 Equity Incentive Plan (the “Equity Plan”) for the issuance of up to 80,000,000 shares (the “2025 Shares”) of the Company’s common stock (“Common Stock”) under the Equity Plan, which was subsequently approved by the shareholders of the Company, effective as of June 20, 2025. The Company previously filed a Registration Statement on Form S-8 (File No. 333-288503) with the Commission (the “Commission”) on July 3, 2025, registering 80,000,000 shares of Common Stock issuable under the Equity Plan (the “July 2025 Registration Statement”). Thereafter, 70,000,000 shares of Common Stock were issued under the Equity Plan and 10,000,000 shares of Common Stock remained available under the Equity Plan. On September 16, 2025, the Company effectuated a 200-for-1 reverse stock split (the “2025 Reverse Stock Split”) of its Common Stock. As a result of the 2025 Reverse Stock Split, pursuant to Rule 416(b) under the Securities Act, the number of undistributed shares of 10,000,000 deemed covered by the July 2025 Registration Statement was proportionately reduced to 50,000 shares. On September 29, 2025, the Company filed a second Registration Statement on Form S-8 (File No. 333-290599) with the Commission, registering an additional 9,950,000 shares of Common Stock issuable under the Equity Plan (the “September 2025 Registration Statement” and, together with the July 2025 Registration Statement, the “Prior Registration Statements”), thereby restoring the aggregate number of shares registered and available for future issuance under the Equity Plan to 10,000,000 shares. On August 10, 2026, the Company effectuated a 100-for-1 reverse stock split (the “2026 Reverse Stock Split”) of its Common Stock. Immediately prior to the 2026 Reverse Stock Split, of the 10,000,000 shares of Common Stock registered under the Prior Registration Statements and available for issuance under the Equity Plan, 2,020,000 shares had been issued pursuant to awards granted under the Equity Plan, and 7,980,000 shares remained available for future issuance. As a result of the 2026 Reverse Stock Split, pursuant to Rule 416(b) under the Securities Act, the number of undistributed shares deemed covered by the Prior Registration Statements was proportionately reduced from 7,980,000 shares to 79,800 shares. The Company desires to register an additional 7,900,200 shares of Common Stock (the “Residual Shares”) under the Equity Plan, which represents the remaining authorized but unregistered shares under the Equity Plan following the 2026 Reverse Stock Split adjustment, so that the aggregate number of shares registered and available for future issuance under the Equity Plan is restored to 7,980,000 shares. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Residual Shares.

August 13, 2026

As the basis for the opinion hereinafter expressed, we have reviewed originals or copies of the following:

A.	the Prior Registration Statements;

B.	an executed copy of the Registration Statement;

C.	a copy of the Amended and Restated Articles of Incorporation of the Company, filed with the Secretary of State of Wyoming on March 29, 2023, as amended by the Certificate of Amendment filed on March 18, 2024, amending the name of the Company from WeTrade Group Inc. to Next Technology Holding Inc.

D.	a copy of the Second Amended Bylaws of the Company, effective as of March 29, 2023;

E.	copies of the Unanimous Written Consent of the Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”) dated April 16, 2025 relating to, among other things, approval of the Equity Plan and the filing of registration statements with respect thereto;

F.	copies of the report of the inspector of election at the annual meeting of the shareholders of the Company held on June 20, 2025, indicating the election of the members of the Board and indicating that the Equity Plan, 2025 Reverse Stock Split, and 2026 Reverse Stock Split were approved by the shareholders;

G.	Secretary’s Certificate executed by the Secretary of the Company, certifying as to the Prior Registration Statements, 2025 Reverse Stock Split, 2026 Reverse Stock Split, availability of the Residual Shares, items C through F above, and other certain factual matters; and

H.	the certificate of good standing covering the Company, issued by the Secretary of State of Wyoming as of August 11, 2026 (the “Certificate of Good Standing”).

We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company.

August 13, 2026

We are opining herein as to the Wyoming Business Corporations Act, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Residual Shares have been duly authorized for issuance pursuant to the Equity Plan, and when issued in accordance with the terms of the Equity Plan, will be validly issued, fully paid and nonassessable.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Holland & Hart LLP